UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2018

CONMED CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-16093	16-0977505
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 French Road Utica, New York	13502
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 797-8375

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company:  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(e)

On January 2, 2018, the Company announced that Todd W. Garner will become the Company’s Executive Vice President & Chief Financial Officer (“CFO”), effective immediately. As previously disclosed in the Company’s Current Report on Form 8-K filed on November 2, 2017, Luke A. Pomilio will cease serving as CFO and assume the role of Special Advisor to the CFO effective immediately.

Mr. Garner (age 49) served as Vice President – Investor Relations for C.R. Bard, Inc. from 2011 until December 29, 2017. Mr. Garner’s prior roles with C.R. Bard, Inc. include Vice President, Controller (Division Chief Financial Officer) for its Medical division from 2007 through 2011, Director of Financial Reporting from 2005 through 2007 and the Controller of the Reynosa Operations from 2003 through 2005. Prior to working at C.R. Bard, Inc., Mr. Garner was the acting CFO and Controller at Echopass Corporation (currently Genesys Corporation) in Salt Lake City, Utah from 2000 to 2003, the Value Planning Manager at Futura Industries, Corp. in Clearfield, Utah from 1997 to 2000, Accounting Manager at Excel Communications in Dallas, Texas from 1997 to 1997 and Accounting Coordinator at Verizon, in Dallas, Texas from 1995 to 1996. Mr. Garner began his career with Arthur Andersen LLP, where he was a senior auditor from 1992 to 1995. Mr. Garner holds a M.B.A. from the University of Texas – Pan American, and a B.S. in accounting from Brigham Young University. Mr. Garner is also a Certified Public Accountant.

In connection with the hiring of Mr. Garner, CONMED’s Compensation Committee approved an award of options to purchase 48,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $50.61 per share (the “Stock Options”), and 8,000 restricted stock units (“RSUs”). The date of grant for the Stock Options and RSUs was January 2, 2018. The exercise price of the Stock Options is equal to the closing price per share of CONMED’s Common Stock as reported by NASDAQ on January 2, 2018. The Stock Options and RSUs were granted outside of the Company’s existing equity plans as “employment inducement grants” under NASDAQ Listing Rule 5635(c)(4).

One fifth (20%) of the Stock Options grant shall vest on the first anniversary of the grant date, with the remaining Stock Options vesting in equal annual installments on the succeeding anniversary of the grant date over a five (5) year period. One quarter (25%) of the RSUs shall vest on the first anniversary of the grant date, with the remaining RSUs vesting in equal, annual installments on the succeeding anniversary of the grant date over a four (4) year period. The other terms of the Stock Option and RSU grant to Mr. Garner are materially the same as the terms to other officers under the Company’s Amended and Restated 2015 Long-Term Incentive Plan.

Mr. Garner will be employed as CFO on an at-will basis and will receive a base salary at an annual rate of $425,000. Mr. Garner will participate in the Company’s Executive Management Bonus Program, with a target bonus equal to 65% of his annual base salary. Mr. Garner is subject to certain restrictive covenants, including confidentiality and non-disparagement covenants, and a one (1) year post-termination restriction on competition and solicitation of the Company’s customers and employees.

Mr. Garner will also be eligible to participate in the Company’s Benefit Restoration Plan, as well as the other health and welfare plans available to employees generally. Mr. Garner will also receive reimbursement for certain costs for relocation assistance, including a stipend of $3,500 per month for six months. Mr. Garner’s Offer Letter is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

A copy of the Company’s press release relating to the matters described in this Item 5.02 is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.2	Offer Letter from CONMED Corporation to Todd W. Garner, dated January 2, 2018.

99.1	Press Release, dated January 2, 2018, issued by CONMED Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONMED CORPORATION (Registrant)

By:	/s/ Daniel S. Jonas, Esq.
Name:	Daniel S. Jonas, Esq.
Title:	Executive Vice President – Legal Affairs & General Counsel

Date: January 2, 2018